[Option Agreement, dated May 14, 2004]

Exhibit 2.2

CONTRATO DE OPCION COMPRA Y DE PROMESA IRREVOCABLE DE VENTA DE ACCIONES QUE CELEBRAN POR UNA PARTE, DESARROLLADORA HOMEX, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SEÑOR EUSTAQUIO DE NICOLÁS GUTIÉRREZ (EN LO SUCESIVO LA “COMPRADORA” U “HOMEX”) Y POR LA OTRA LOS SEÑORES JOSEFINA GUTIERREZ PANDO DE NICOLAS, GERARDO DE NICOLAS GUTIERREZ Y JOSE IGNACIO DE NICOLAS GUTIERREZ, (EN LO SUCESIVO LOS “ACCIONISTAS VENDEDORES”), CONFORME A LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS.

D E C L A R A C I O N E S

I.	Declaran los Accionistas Vendedores:

a)	Que son personas físicas de nacionalidad mexicana con la capacidad jurídica necesaria para celebrar el presente Contrato, con excepción de la señora Josefina Gutiérrez Pando De Nicolás, quien está casada bajo el régimen de sociedad conyugal

b)	Que el cónyuge de la señora Josefina Gutiérrez Pando De Nicolás, el señor Eustaquio De Nicolás Vera, comparece a la firma del presente Convenio para expresar su conformidad con la celebración del mismo.

c)	Que actualmente son los únicos y legítimos propietarios de 7,945 acciones ordinarias, nominativas, sin expresión de valor nominal, representativas de la parte del variable de Desarrolladora de Casas del Noroeste, S.A. de C.V. (las “ACCIONES DE DECANO”) en la proporción que se indica a continuación:

Accionista	Número de Acciones
Josefina Gutiérrez Pando De Nicolás	3,134
Gerardo De Nicolás Gutiérrez	4,597
José Ignacio De Nicolás Gutiérrez	214

d)	Que desean celebrar el presente Contrato en los términos y condiciones que en el mismo se establecen.

II.	Declara el Comprador:

a)	Que es una sociedad que se constituyó bajo la denominación Grupo Picsa, S.A. de C.V. mediante escritura pública número 2387 de fecha 30 de marzo de 1998, otorgada ante la fe del Lic. Gerardo Gaxiola Díaz, titular de la notaría pública número 167 de Navolato, Sinaloa, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y del Comercio de Culiacán, Sinaloa el 23 de abril de 1998 bajo la inscripción número 191 del libro número 36 primero de comercio

b)	Que su representante cuenta con facultades suficientes para obligarla en los términos del presente Contrato de conformidad con la escritura pública número [8,446 de fecha 12 de septiembre de 2003, otorgada ante la fe del Lic. Oscar Guillermo Corrales López, notario público número 54 de Culiacán, Sinaloa], facultades que no le han sido limitadas, modificadas ni revocadas en forma alguna.

c)	Que por así convenir a sus intereses y de conformidad con los términos y condiciones previstos en el presente Contrato, es su deseo y esta dispuesta a adquirir de los Accionistas Vendedores, la propiedad de las Acciones de Decano conforme a los términos y condiciones establecidos en el presente Contrato.

     En vista de las anteriores Declaraciones, las partes convienen en celebrar este Contrato al tenor de las siguientes

C L Á U S U L A S

     PRIMERA. El Comprador tendrá el derecho más no la obligación de comprar a los Accionistas Vendedores quienes tendrán la obligación de vender hasta la totalidad de las Acciones de Decano. En caso de que el Comprador decida comprar las Acciones de Decano, los Accionistas Vendedores se verán obligados a vender las mencionadas Acciones de Decano conforme a los términos y condiciones que mas adelante se mencionan (en lo sucesivo la “Opción”).

     SEGUNDA. El ejercicio de la Opción por parte del Comprador estará sujeto a un término que vencerá el 1 de febrero de 2005.

     TERCERA. A fin de poder ejercer la Opción, el Comprador deberán notificar por escrito a los Accionistas Vendedores, en el domicilio establecido en este Contrato, con 10 (diez) días hábiles de anticipación a la fecha en que se pretenda hacer efectiva la Opción su decisión de ejercer la Opción (“Notificación de Ejercicio”). La Notificación de Ejercicio deberá establecer fehacientemente la intención del Comprador en adquirir las Acciones de Decano. Una vez que se ejerza la opción, los Accionistas Vendedores deberán concurrir al lugar y en la fecha que señale el Comprador en su notificación para proceder a la entrega de los títulos de acciones correspondientes a las Acciones de Decano y de notificaciones al secretario de Decano para que proceda al registro de la venta en el libro de registro de acciones correspondiente, documentos que se entregarán a contraentrega del pago del precio determinado de conformidad con la cláusula Quinta de este contrato.

     CUARTA. Las partes acuerdan que el Comprador podrá ceder en cualquier momento su Opción de compra de las Acciones de Decano a cualquier sociedad controlada directa o indirectamente por el Comprador, previa notificación por escrito los Accionistas Vendedores.

     QUINTA. El precio a pagarse por las Acciones de Decano será el valor contable de las mismas, más una actualización inflacionaria calculada con base en la variación habida en el Indice Nacional de Precios al Consumidor entre la fecha en que los Accionistas Vendedores hayan pagado las Acciones de Decano y la fecha en que se ejerza la opción por el Comprador. Dicho precio y será pagadero en efectivo en la fecha señalada en la cláusula Tercera, siempre y cuando se hayan satisfecho las obligaciones de los Accionistas Vendedores dispuestas en dicha cláusula.

     SEXTA. Las partes acuerdan que la vigencia del presente Contrato será a partir de la fecha de firma del presente hasta el 1 de febrero de 2005, fecha en la cual se fijó el término para ejercer la Opción

     SEPTIMA. Los impuestos que se causen con motivo de la celebración y cumplimiento de este Contrato, serán pagadas por la parte que corresponda de conformidad con la legislación fiscal aplicable.

     OCTAVA. Las partes señalan como sus domicilios convencionales para oír y recibir notificaciones y emplazamientos y para los demás efectos previstos en el presente instrumento los siguientes:

Los Accionistas Vendedores	El Comprador
______________________	Andador Javier Mina 891-B,
______________________	Colonia Centro Sinaloa

______________________	Teléfono: (667) 758-58-00

Fax: ___________________	Fax:(667) 758-5809

Atención: ______________	Atención: Gerardo De Nicolás Gutiérrez

     NOVENA. Para todo lo relativo a la interpretación y cumplimiento de este Contrato, las partes se someten expresamente a las leyes y a la jurisdicción de los tribunales de la Ciudad Culiacán Sinaloa, que serán los únicos competentes para conocer de todo lo relativo a la interpretación, cumplimiento, incumplimiento, rescisión así como cualquier controversia relacionada con el presente Contrato, renunciando por lo tanto a cualquier otro fuero que pudiera corresponderles por razón de sus domicilios actuales o futuros o por cualquier otro motivo.

     Leído que fue el presente Contrato por las partes, enteradas del contenido, valor y consecuencias legales de todas y cada una de sus cláusulas, lo firman en cuatro tantos en la Ciudad de Culiacán, Sinaloa, a los 27 días del mes de mayo de 2004.

El Comprador DESARROLLADORA HOMEX, S.A. DE C.V.
/s/ Eustaquio de Nicolás Gutiérrez
EUSTAQUIO DE NICOLÁS GUTIÉRREZ

Los Accionistas Vendedores
/s/ Josefina Gutiérrez Pando de Nicolás
JOSEFINA GUTIERREZ PANDO DE NICOLAS

/s/ Gerardo de Nicolás Gutiérrez
GERARDO DE NICOLAS GUTIERREZ

/s/ José Ignacio de Nicolás Gutiérrez
JOSE IGNACIO DE NICOLAS GUTIERREZ

De conformidad,
/s/ Eustaquio de Nicolás Vera
EUSTAQUIO DE NICOLÁS VERA

[English Translation For Informational Purposes Only]

AGREEMENT FOR PURCHASE OPTION AND IRREVOCABLE PROMISE TO SELL SHARES BY AND BETWEEN DESARROLLADORA HOMEX, S.A. DE C.V., HEREIN REPRESENTED BY MR. EUSTAQUIO TOMÁS DE NICOLÁS GUTIÉRREZ (HEREINAFTER THE “BUYER” OR “HOMEX”), ACTING AS THE PARTY OF THE FIRST PART; AND MRS. JOSEFINA GUTIÉRREZ PANDO DE NICOLÁS, MR. GERARDO DE NICOLÁS GUTIÉRREZ AND MR. JOSÉ IGNACIO DE NICOLÁS GUTIERREZ (HEREINAFTER THE “SELLING SHAREHOLDERS”), ACTING COLLECTIVELY AS THE PARTY OF THE SECOND PART, PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

R E P R E S E N T A T I O N S

I.	The Selling Shareholders state that:

a)	They are natural persons of Mexican nationality having the legal capacity to enter into this Agreement, with the exception of Mrs. Josefina Gutiérrez Pando De Nicolás, who is married under the system of community property.

b)	The spouse of Mrs. Josefina Gutiérrez Pando De Nicolás, Mr. Eustaquio De Nicolás Vera, appears at the subscription and signature of this Agreement to state his consent and agreement.

c)	They are currently the sole and legitimate holders of the 7,945 common shares, nominated, without par value, such shares representing the variable part of Desarrolladora de Casas del Noroeste, S.A. de C.V. (the “DECANO SHARES”) in the amount stated below:

Shareholder	Number of Shares
Josefina Gutiérrez Pando De Nicolás	3,134
Gerardo De Nicolás Gutiérrez	4,597
José Ignacio De Nicolás Gutiérrez	214

d)	They wish to enter this Agreement pursuant to the terms and conditions herein stated.

II.	The Buyer certifies that:

a)	It is a company organized under Grupo Picsa, S.A. de C.V., pursuant to Public Deed No. 2387 dated March 30, 1998, certified and granted by the licentiate Gerardo Gaxiola Díaz, incumbent of the Notary Public Office No. 167 of Navolato, Sinaloa. The first notarized document was registered under the Public Registry of Properties and Commerce of Culiacán, Sinaloa, on April 23, 1998, Registration No. 191, Book No. 36 first of Commerce

b)	Its representative has sufficient power to bind the company under the terms of this Agreement pursuant to Public Deed No. [8,446, dated September 12, 2003, granted and certified by the Licentiate Oscar Guillermo Corrales López, Notary Public No. 54 of Culiacán, Sinaloa], such powers not having been limited, amended, or revoked in any manner whatsoever.

c)	Taking into account the best interests of the parties and pursuant to the terms and conditions stated hereunder, it wishes and is willing to purchase from the Selling Shareholders the Decano Shares pursuant to the terms and conditions set forth in the Agreement.

     In view of the above representations, the parties agree to enter into this Agreement pursuant to the following:

C L A U S E S

     FIRST. The Buyer will have the right, but not the obligation, to buy from the Selling Shareholders, who will thus have the obligation to sell up to the totality of Decano Shares. In the event the Buyer decides to buy Decano Shares, the Selling Shareholders will be bound to sell said shares pursuant to the terms and conditions stated below (hereinafter the “Option”).

     SECOND. The Buyer’s use of the Option will be subject to an expiration date of February 1, 2005.

     THIRD. In order to exercise the Option, the Buyer will notify the Selling Shareholders of their decision to exercise the Option (Notification of the Right to Exercise) in writing, delivered to the address set forth in this Agreement, ten business days prior to the date the Option is supposed to be exercised. The Notification of the Right to Exercise will irrefutably state the Buyer’s intention to purchase Decano Shares. Once the Option is exercised, the Selling Shareholders will meet with the Buyer on the date stated by the Buyer in his notification, in order to proceed with the delivery of the stock certificates of Decano Shares, and will notify the Secretary of Decano to proceed with the registration of such sale under the pertinent Stockholder Ledger. Such documents shall be delivered once the payment of the stated price is made pursuant to the fifth clause of this Agreement.

     FOURTH. The parties agree that the Buyer may assign at any time its Option to buy Decano Shares to any company that is directly or indirectly controlled by the Buyer, following the delivery of a written notification to the Selling Shareholders.

     FIFTH. The price to be paid for Decano Shares shall be the accounting value for said shares, plus an inflationary adjustment calculated in accordance with the variation of the Indice Nacional de Precios al Consumidor (National Consumer Price Index) between the date the Selling Shareholders purchased their Decano Shares and the date on which the the Buyer exercises the Option. Said price shall be paid in cash on the date stated under the third clause herein, provided that the Selling Shareholders’ obligations set forth under such clause have been fulfilled.

     SIXTH. The parties agree that this Agreement shall be in force as of the date it is executed until February 1, 2005, which is the termination date of the Option.

     SEVENTH. The pertinent party, pursuant to the applicable fiscal legislation, shall pay the taxes arising from the entry and fulfillment of this Agreement.

     EIGHTH. The parties state as their conventional domiciles for delivery and receipt of notifications and summons, and for all the other effects anticipated herein, as follows:

The Selling Shareholders	The Buyer
Andador Javier Mina 891-B,
Colonia Centro, Sinaloa
Phone: (667) 758-58-00
Fax:	Fax:(667) 758-5809

Attention:	Attention: Gerardo De Nicolás Gutiérrez

     NINTH. The parties expressly submit themselves to the laws and jurisdiction of the court of the City of Culiacán, Sinaloa, for all matters consequent upon the interpretation and fulfillment of this Agreement. Said court shall be the sole competent venue in regard to all matters of interpretation, compliance, breach of contract, termination, rescission, and any controversy arising from this Agreement. The parties therefore waive the right to any other forum that may otherwise correspond to them due to their current or future domiciles, or due to any other reason.

     This Agreement, having been read by the parties, who have heard and understood the content, value and legal consequences of each of its clauses, is hereby signed in four copies in the City of Culiacán, Sinaloa, May 27, 2004.

The Buyer

DESARROLLADORA HOMEX, S.A. DE C.V.

/s/ Eustaquio de Nicolás Gutiérrez

EUSTAQUIO DE NICOLÁS GUTIÉRREZ

The Selling Shareholders

/s/ Josefina Gutiérrez Pando

JOSEFINA GUTIERREZ PANDO DE NICOLÁS

/s/ Gerardo de Nicolás Gutiérrez

GERARDO DE NICOLÁS GUTIÉRREZ

/s/ José Ignacio de Nicolás Gutiérrez

JOSÉ IGNACIO DE NICOLÁS GUTIÉRREZ

In agreement,

/s/ Eustaquio de Nicolás Vera

EUSTAQUIO DE NICOLÁS VERA